UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/07/2008

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At our annual stockholders' meeting held on May 7, 2008, stockholders approved changes to the Fairchild Semiconductor 2007 Stock Plan. The changes include, among other things, increasing the number of shares of our common stock that may be issued under the plan by 2,621,760 shares. The plan is administered by the compensation committee of our board of directors. Employees, non-employee directors and consultants who are selected by the committee are eligible to participate in the plan. Under the plan, the committee may award stock options in the form of non-qualified stock options or incentive stock options, stock appreciation rights (SARs), restricted stock and restricted stock units (RSUs), including performance units, deferred stock units (DSUs), incentive bonuses and tax offset bonuses. No single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year. No more than 500,000 shares of restricted stock and DSUs, or other qualified performance based awards (as defined in the plan), may be granted to any participant in any fiscal year in the aggregate. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for qualified performance based awards (as defined in the plan) shall not exceed $5,000,000. The plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair-market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition. The plan prohibits the repricing of stock options and SARs without the approval of stockholders. The number of shares that may be issued under "full-value awards" (awards other than stock options and SARs) is limited under the plan by operation of a share-counting formula in which full-value awards count on a 2-for-1 basis against the pool of shares available for issuance under the plan. Grants of restricted stock, RSUs and DSUs that are not performance-based must have vesting periods over at least three years, except in cases of a director's retirement after age 65, or after age 55 if the director's age plus years of service on the board equals 65 or more. If the awards are performance-based, then performance must be measured over a period of at least one year. Under the plan, we may grant no more than 15,000 DSUs to non-employee directors upon their first election to the board and no more than 15,000 DSUs per year for service on the board; provided, however, that the non-employee director designated as independent chairman of the board or lead independent director may receive an annual award of up to two times the annual award granted to other non-employee directors. The foregoing description of plan terms is qualified in its entirety by reference to the actual terms of the plan, which is attached as Exhibit 10.1 to this report. For additional information about the plan, refer to Proposal 2 on pages 5-18 of our proxy statement on Schedule 14A for our 2008 annual stockholders' meeting, as filed with the Securities and Exchange Commission on April 4, 2008, which is incorporated herein by reference.

At our annual stockholders' meeting stockholders elected all seven nominees to the board of directors. As previously announced, effective as of the stockholders' meeting our chairman William N. Stout and director Richard A. Aurelio retired from the board of directors. Promptly following the meeting the board of directors elected Mark S. Thompson, our president and chief executive officer, as the new chairman of the board, and director Ronald W. Shelly as the lead independent director. The board of directors also elected the following directors to the committees against which their names appear below, each to serve until replaced by the board of directors:

Nominating and Governance Committee:

Charles P. Carinalli, Thomas L. Magnanti, Kevin J. McGarity and Ronald W. Shelly

Audit Committee:

Robert F. Friel, Thomas L. Magnanti and Bryan R. Roub

Compensation Committee:

Charles P. Carinalli, Kevin J. McGarity and Ronald W. Shelly

On May 7, 2008, we granted 7,000 deferred stock units to the following non-employee directors in accordance with our director compensation program: Charles P. Carinalli, Robert F. Friel, Thomas L. Magnanti, Kevin J. McGarity, Bryan R. Roub and Ronald W. Shelly. The DSU awards, made pursuant to the terms of the Fairchild Semiconductor 2007 Stock Plan, will vest in one-third increments on the last date prior to the date on which we hold our 2009, 2010 and 2011 annual stockholders' meetings, subject to earlier vesting upon the director's retirement from the board after age 65, or after age 55 if the director's age plus elapsed years of continuous service on the board equals 65 or more. The non-employee directors will receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director's service on the board for any reason other than removal for cause, (2) the director's disability, (3) the director's death or (4) the date chosen by the director at the time of the award, which date must be a minimum of five years following the date of our 2008 annual stockholders' meeting.

On May 7, 2008, based upon the recommendation of its compensation committee, our board of directors approved a change to our non-employee director compensation program to provide that the lead independent director of the board will receive a cash retainer of $10,000 per year of service in addition to the other compensation the lead independent director receives under our non-employee director compensation program for service on the board of directors and its committees.

Item 9.01.    Financial Statements and Exhibits

10.1   Fairchild Semiconductor 2007 Stock Plan, as amended on May 7, 2008.

99.1   Press release dated May 9, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: May 09, 2008	By:	/s/ Paul D. Delva
Paul D. Delva
Sr. V.P., General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Fairchild Semiconductor 2007 Stock Plan, as amended on May 7, 2008.
EX-99.1	Press release dated May 9, 2008.